Filed Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-61097

                         SUPPLEMENT TO AGRIBIOTECH, INC.
                        PROSPECTUS DATED AUGUST 14, 1998
                AS PREVIOUSLY SUPPLEMENTED ON SEPTEMBER 4, 1998,
    DECEMBER 29, 1998, JANUARY 22, 1999, FEBRUARY 5, 1999, AND JUNE 29, 1999
                      ___________________________________


The offering:

Shares of common stock offered...... 480,000 shares issued to Thomas K.
                                     Hodges and Halina K. Hodges (400,000
                                     shares), and Bill L. Rose, L.L.C. (80,000 shares) as additional consideration in connection with ABT's acquisition of HybriGene, LLC from the Hodges and Rose.

Price of common stock............... On September 23, 1999, the closing sale price of ABT common stock on the Nasdaq
                                     National Market was $4 5/16 per share.

Nasdaq National Market symbol....... ABTX

                      ___________________________________

     The shares offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                      ___________________________________

                                  September 24, 1999

ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement is part of a registration statement on Form S-4 we filed with the SEC on August 14, 1998. The prospectus that we filed included a general description of the securities that we may offer at any time for two years from that date. This supplement contains information included in the August 14, 1998 prospectus and updated information and specific information about the securities being offered under this prospectus supplement.

     This prospectus supplement relates to 480,000 shares of our common stock that we are issuing to Thomas K. Hodges, Halina K. Hodges, and Bill L. Rose, L.L.C., as additional consideration in connection with ABT's acquisition of HybriGene, LLC from the Hodges and Rose. The shares of common stock are referred to in this prospectus supplement as the "shares" and were registered as an original equity issuances as part of this registration statement.

     To fully understand this offering, you should read this prospectus supplement and the additional information described under the heading "Where You Can Find More Information."

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY..............................................  -3-

RISK FACTORS....................................................  -4-

WHERE YOU CAN FIND MORE INFORMATION............................. -11-

USE OF PROCEEDS................................................. -12-

DIVIDEND POLICY................................................. -13-

PRICE RANGE OF COMMON STOCK..................................... -13-

RECENT DEVELOPMENTS............................................. -14-

DESCRIPTION OF CAPITAL STOCK.................................... -15-

PLAN OF DISTRIBUTION............................................ -16-

COMMISSION POSITION ON INDEMNIFICATION
     FOR SECURITIES ACT LIABILITIES............................. -16-

LEGAL MATTERS................................................... -16-

EXPERTS......................................................... -17-

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus supplement and may not contain all the information that is important to you. To understand the circumstances and terms of the offering and for complete information about ABT, you should read this entire document and the information incorporated by reference, including the financial statements and the notes to the financial statements. Unless otherwise stated, all references to fiscal years are to a June 30 year end.

THE COMPANY

     ABT is the largest agricultural seed company in the United States that specializes in developing, processing, packaging and distributing varieties of forage crops, in which the entire plant is harvested for livestock consumption, and cool-season turfgrass seeds, seed used in home-lawns, golf courses, parks, cemeteries and roadway medians. Since January 1, 1995, we have completed 34 acquisitions and, including net sales from the businesses we have acquired, we have grown from net sales of $29,000 in fiscal 1994 to pro forma net sales of approximately $409 million for fiscal 1998. We own all elements of our forage and turfgrass seed operations including traditional genetic breeding, by breeding varieties with desirable traits together to form a new variety, and research and development programs, seed processing plants that clean, condition and package seed grown under contract for us, and national and international sales and distribution networks. This means that we are a vertically integrated business. ABT's headquarters are located at 120 Corporate Park Drive, Henderson, NV 89014; telephone (702) 566-2440.

THE OFFERING

     On January 22, 1999, ABT completed the acquisition of 100% of the issued and outstanding share capital of HybriGene, LLC, an Indiana limited liability company, from Thomas K. Hodges, Halina K. Hodges, individuals, and Bill L. Rose, L.L.C., an Oregon limited liability company, under a stock purchase agreement dated January 22, 1999. HybriGene, LLC has been engaged in research and development concerning the use of genetic technology in the farming industry. The aggregate purchase price was $11.5 million, paid as follows: Thomas and Halina Hodges - $9.5 million in the form of 515,000 shares of ABT's common stock; Bill L. Rose, L.L.C. - $100,000 in cash and $1.9 million in the form of 103,012 shares of ABT's common stock.

     The issuances of the shares of common stock were registered as described in the prospectus supplement dated February 5, 1999 and may be resold subject to the terms of lock-up agreements between the recipients of ABT common stock and ABT. You will find additional information including financial information, concerning HybriGene, LLC in our Current Report on Form 8-K dated January 22, 1999, and filed on February 5, 1999, which is incorporated by reference into this prospectus supplement.

     In the above transaction, ABT guaranteed the recipients of ABT common stock that the amount they would receive upon sale of the ABT shares would equal the agreed-upon value of those shares, provided the shares were sold in accordance with the terms of the lock-up agreements. In addition, ABT is to receive any proceeds that exceed the agreed-upon value of the shares. ABT may satisfy obligations with respect to the guarantees by issuing additional shares of ABT common stock or by making cash payments, at ABT's option. Due to declines in the price of ABT's common stock since these arrangements were agreed to, proceeds of sales of shares have not been sufficient to satisfy the guarantees. The recipients agreed to suspend sales of ABT common stock from April 1, 1999 through June 30, 1999 and ABT agreed to make cash payments aggregating $1.3 million to certain of these recipients. These payments have been made and credited against the guaranteed proceeds. In addition, ABT granted these recipients options to buy an aggregate of 95,000 shares of ABT common stock at $5.00 per share, which equaled the market price at the time of grant.

     ABT agreed with these recipients to issue an additional 1,000,000 shares of ABT common stock to them on June 29, 1999, the proceeds from the sale of which will be credited against the guaranteed proceeds. ABT is now issuing an additional 480,000 shares of common stock to them. If the shares remaining from the previous issuances and the additional shares are sold realizing average net proceeds of $5.00 per share, the total received by these recipients will satisfy all amounts due under the guarantees. If the net proceeds realized from the sale of the shares averages less than $5.00 per share, ABT has the option of paying cash or issuing additional shares of common stock to satisfy the shortfall, in certain circumstances.

                                  RISK FACTORS


     Before you invest in our securities, you should be aware that there are various risks, including those described below, that may affect our business, financial condition and results of operations. We caution you, however, that this list of risk factors may not be all inclusive.

     Potential Material Adverse Effects If We Are Unable to Manage Recent Rapid
     --------------------------------------------------------------------------
     Growth from Net Sales of $26 Million in Fiscal 1996 to Pro Forma Net Sales
     --------------------------------------------------------------------------
     of $409 Million for Fiscal 1998.
     -------------------------------

     We have acquired all or part of 34 businesses in the forage and turfgrass seed sector since January 1, 1995. As a result of these acquisitions, we have experienced significant revenue growth and expanded the number of our employees and the geographic scope of our operations. We recently reorganized our senior management. The founders of ABT are no longer members of senior management. We have a new Chief Executive Officer, a new President/Chief Operating Officer, two Executive Vice-Presidents and a Senior Vice-President, who have overall responsibility for managing ABT. These changes were put into effect in February through June 1999. Therefore, we cannot assure you that our new management will be able to successfully manage our growth. This rapid growth has placed and may continue to place significant demands on our management, technical, financial and other resources. To manage growth effectively, we will need to improve operational, financial and management information systems, procedures and controls. We may not be able to manage future growth effectively, and failure to do so could have a material adverse effect on our business, financial condition and/or operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1998 Form 10-K and the March 31, 1999 Form 10-Q (collectively, the "MD&A"), and "Description of Business - Acquisition Program" in the 1998 Form 10-K.

     Possible Failure to Effectively and Profitably Integrate Our 34
     ---------------------------------------------------------------
     Acquisitions May Result in Continued Losses.
     -------------------------------------------

     Our future success depends upon our ability to combine or integrate the operations of the businesses we have acquired into a vertically integrated company which represents all aspects of the forage and turfgrass seed production,  research  and  distribution  process.  If  we  cannot  successfully integrate all of the businesses we have acquired, our business, financial condition and/or operating results may be materially adversely affected and we would not expect to operate profitably. To successfully integrate the acquired businesses, we must realize cost efficiencies without losing sales and margins. As part of the process of integrating the businesses acquired, we initially announced that we expected to record a one-time expense of between $5 million and $15 million during fiscal 1999. This will consist mainly of severance and employment related costs and the closing of certain facilities. We will record the large majority of the restructuring and other non-recurring special charges related to the integration in the forth quarter of FY1999 results. These charges are estimated to be in the middle of the previously announced range. We are currently completing property appraisals that will allow the final amounts of the charges to be determined. Certain special charges related to the restructuring, for example, personnel relocation costs and machinery relocation, estimated at less than $2.0 million will be recognized in the first half of FY2000. The cost savings resulting from the integration plan are expected to exceed $14.0 million on an annualized basis. In addition, we have recorded a significant amount of goodwill relating to our acquisitions. Although we believe that goodwill is recoverable from future operations in our current operating structure, as part of our restructuring, it is possible that some portion of goodwill will become impaired and written-down as a non-cash expenditure. Despite these significant changes, we need to maintain product lines, brands and facilities in order to keep our customers satisfied. In addition, ABT's integration efforts are being carried out by a new management team who were hired because of their operating backgrounds, but have worked together only for a short time. See "MD&A" and "Description of Business - Acquisition Program" in the 1998 Form 10-K.

     No Assurance of ABT's Ability to Continue to Grow Since We Relied on
     --------------------------------------------------------------------
     Acquisitions to Grow and Do Not Intend to Make Many Acquisitions in the
     -----------------------------------------------------------------------
     Future.
     ------

     We have experienced significant growth in net sales, from approximately $26 million in fiscal 1996 to $66 million in fiscal 1997, $205 million in fiscal 1998 and pro forma net sales of approximately $409 million for fiscal 1998, reflecting the sale of the fertilizer division of Willamette Seed Company. While we have achieved this growth through acquisitions, we do not intend to make many acquisitions in the future and may sell individual or groups of assets as part of our integration plans. Our future growth depends upon our ability to integrate our operations, and to increase sales from existing operations. We may not be successful in expanding existing operations because we operate in a highly competitive industry, which is highly cyclical due to weather and consumer demand and is subject to numerous other risks described, in this prospectus supplement.

     Potential Undiscovered Liabilities Associated with ABT's 34 Acquisitions.
     ------------------------------------------------------------------------

     The businesses that we have acquired may have existing liabilities that we may have been unable to discover during our pre-acquisition investigation. If liabilities are discovered, we could have liabilities that result from the conduct of prior owners of the businesses and our operations may be materially adversely affected. These liabilities may arise from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements. Any indemnities or warranties that we receive from prior owners may not fully cover these liabilities due to their limited scope, amount or duration, the limited finances of the sellers, or for other reasons.

     Possible Inability of ABT to Develop New Genetically Superior
     -------------------------------------------------------------
     Products.
     --------

     We are developing new, genetically superior forage and turfgrass varieties that we believe will play a key role in our success. If we are not able to develop and successfully market genetically superior strains either through our own efforts or with industry partners, our business, financial condition and results of operations may be materially adversely affected. See "Description of Business--Research and Development" in the 1998 Form 10-K.

     Possible Inability to Obtain Market Acceptance for Genetically Superior
     -----------------------------------------------------------------------
     Varieties May Adversely Affect Profitability.
     --------------------------------------------

     Even if we are successful in developing genetically superior forage and turfgrass varieties, there can be no assurance that there will be a market for these products. Even if a market for these products develops, there can be no assurance that we will recover the costs associated with developing and marketing them. If we cannot effectively market new products we develop, at prices sufficient to cover costs and generate adequate return on capital, our business, financial condition and results of operations may be materially adversely affected.

     Dependence on Rights for Forage and Turfgrass Varieties.
     -------------------------------------------------------

     We own the rights to a number of forage and turfgrass varieties that are protected under the Plant Variety Protection Act and are seeking to acquire and/or develop other protected varieties. These rights may be challenged, invalidated or circumvented. In addition, others could claim that products that we develop violate their rights. We may incur substantial costs in asserting our rights against others, and/or defending any infringement suits brought against us by others. See "Description of Business--Proprietary Rights" in the 1998 Form 10-K.

     Possible Inability to Obtain Third Parties' Biotechnology or Lack of
     --------------------------------------------------------------------
     Market Acceptance May Adversely Affect Profit Margins.
     -----------------------------------------------------

     Breakthroughs in biotechnology have led to the introduction of new, improved and specialized seeds in the corn, soybean and cotton seed sectors. We believe that similar biotechnology breakthroughs will also lead to the introduction of enhanced seeds in the forage and turfgrass seed sector. However, if we are unable to obtain those biotechnology breakthroughs we may not be able to improve our margins and profitability as was accomplished in these other seed sectors. Our objective is to become the licensee or partner of choice in our seed sector for owners of new genetic traits in plants for crops that were developed through biotechnology, or genetic engineering. These genetic traits, which increase the value of the crop grown from the seed, are known as value-added genetic traits. If we cannot license or develop value-added genetic traits, or if we cannot develop and market products from these traits at prices sufficient to cover costs and generate adequate return on capital, our business, financial condition and results of operations may be materially adversely affected. Furthermore, there has been significant resistance abroad to genetically modified food crops which could affect market acceptance in the United States for those crops. ABT's focus is on forage and turfgrass seed, not on seed for food crops. Although ABT currently sells only a minor amount of genetically modified seeds, a significant lack of market acceptance for these seeds could have a material negative impact on ABT's anticipated future profit margins. See "Description of Business--Proprietary Rights" in the 1998 Form 10-K.

     Possible Inability to be Competitive Against Large Agricultural Seed
     --------------------------------------------------------------------
     Companies, Who May Decide to Compete Against ABT, as Well as Numerous
     ---------------------------------------------------------------------
     Large Regional Seed Companies and Numerous Small Family Seed Businesses.
     -----------------------------------------------------------------------

     The seed industry and the field of agricultural technology are both highly competitive. The major agricultural seed companies in the United States focus their sales around hybrid seed corn, including Pioneer Hi-Bred International, DEKALB Genetics Corporation, Novartis AG and Mycogen Corporation, cotton seed, including Delta and Pine Land Company and other grain crops. In the past, these companies have treated forage and turfgrass seeds as secondary crops. This is the opposite of our business strategy, which is to treat forage and turfgrass seed as our primary product. Therefore, our major competitors in the forage and turfgrass seed sector currently are large regional companies and numerous small family seed businesses.

     Our largest United States competitors for alfalfa seed are Cenex/Land O'Lakes/Research Seed, Helena/AgriPro, Pioneer and Cal/West Seeds, each of which we estimate has annual alfalfa seed sales of between $20 and $60 million. Our largest competitors for forages other than alfalfa are FFR Research and its farm cooperative members. We also compete with small family owned businesses that are strong competitors in small geographic areas. For cool- season turfgrass seed, we compete with a number of companies that have annual sales of between $20 and $80 million. Most of these companies are regional companies with only Pennington Seed, which is owned by Central Garden and Pet Company, and O.M. Scott having national brand name acceptance.

     Although many of our competitors are small family owned businesses and regional companies, any of the major agricultural seed companies may decide to intensify their efforts in the forage and turfgrass seed sector and compete against us. We may not be able to compete successfully against these companies. These competitive factors could have a material adverse effect on the Company's business, results of operation and/or financial condition. See "Description of Business--Competition" in the 1998 Form 10-K.

     Lack of Historical Profitability; Accumulated Deficit of Approximately $24
     --------------------------------------------------------------------------
     Million as of March 31, 1999.
     ----------------------------

     Over the life of ABT, we have not shown consistent profitability. We have reported only four profitable quarters since becoming a publicly owned company in September 1993 and fiscal 1998 was our first profitable year. We had an accumulated deficit of $24,249,486 through March 31, 1999 which includes a net loss of $12,211,646 for the nine-month period ended March 31, 1999. The March 31, 1999 amounts do not reflect operations for the fourth quarter of ABT's fiscal year ended June 30, 1999. They also do not include the majority of the restructuring and other special charges discussed above. In addition, ABT also incurred additional bad debt and inventory reserves in the fourth quarter of fiscal 1999 associated with the Chapter 11 bankrupcy filing by a major customer (Hechinger Co.) and inventory redundancy relating to integration and product line consolidation. These additional reserves are not classified or included in special charges. As a result of these reserves, the extraordinary loss on the May 1999 redemption of ABT's subordinated convertible debentures, and other redundant operating costs, ABT will have a significant loss for fiscal 1999.

     Possible Inability to Fund Debt Service Costs of Approximately $11 Million
     --------------------------------------------------------------------------
     Per Year on Substantial Indebtedness of Approximately $77 Million;
     ------------------------------------------------------------------
     Effects of Financial Leverage.
     -----------------------------

     We have indebtedness that is substantial in relation to our stockholders' equity, and interest and debt service requirements that are significant compared to our cash flow from operations. Our cash flow from operations, to date, has not been sufficient to meet our debt service obligations without additional equity and debt financings. We have a revolving credit facility with financial institutions under which we may incur up to $100 million of indebtedness subject to a borrowing base computation and compliance with financial covenants. As of September 24, 1999, we had borrowed approximately $60 million under the revolving credit facility and approximately $6 million was available to be borrowed. In addition, we have outstanding approximately $17 million of other long-term obligations. The annual debt service requirements, including scheduled debt repayments and interest, on this debt total approximately $11 million, reflecting anticipated average borrowings under our revolving credit facility. Weaknesses in the agricultural economy and the bankruptcy of a major customer (Hechinger Co.) have negatively impacted availability under our revolving credit facility. It is possible we may not have sufficient funds in the future to meet our obligations under the revolving credit facility and other indebtedness. We are currently exploring financing alternatives, including leveraging real estate assets that are not now encumbered, to supplement, or possibly replace, our current revolving credit facilities. It is also possible we may issue additional equity to fund operations. ABT is in the due diligence process with undisclosed major financial institutions for an asset-based long-term debt financing that is expected to close by late October or early November 1999.

     The degree to which we are leveraged could have important consequences to you. For example:

     . our level of indebtedness could make it more difficult to satisfy our debt repayment obligations;

     . our level of indebtedness could increase our vulnerability to general adverse economic and industry conditions;

     . a substantial portion of our cash flow from operations must be dedicated to debt service and is, therefore, not available for operations and other purposes;

     . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, research and development, or general corporate purposes may be impaired;

     .    our leverage  position and covenants in the revolving  credit facility
          could  limit  our  ability  to  expand,   compete  and  make   capital
          improvements; and

     . our borrowings under the revolving credit facility are and will continue to be at variable rates of interest, which exposes us to the risk of increased interest rates.

     Our ability to pay interest on the revolving credit facility and to satisfy our other obligations depends upon our future financial and operating performance. Our financial and operating performance may be affected by prevailing economic conditions and financial, business, competitive, regulatory and other factors that are beyond our control. This is particularly true as we continue to expand operations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include reducing or delaying capital expenditures, scaling back expansion efforts, selling assets, restructuring or refinancing indebtedness or seeking additional equity capital. We may not be able to implement any of these strategies on terms acceptable to us. See "MD&A."

     Risk of Foreclosure Due to Possible Violations of Restrictions Imposed on
     -------------------------------------------------------------------------
     ABT by Terms of Bank Indebtedness.
     ---------------------------------

     Our revolving credit facility with our lenders contains restrictions that limit us in many ways. A breach of any of these covenants could constitute an event of default under this agreement. These restrictions may significantly limit or prohibit us from incurring indebtedness, making prepayments of indebtedness, paying dividends, making investments or acquisitions, engaging in transactions with affiliates, creating liens, selling assets and engaging in mergers and corporate consolidations. The revolving credit facility also requires us to maintain specified financial ratios and to satisfy various financial condition tests. If there were an event of default under this agreement, the lenders could declare the total amount outstanding, together with accrued interest, immediately due and payable. If we were unable to repay those amounts, the bank could proceed to foreclose their security interest in the collateral securing the indebtedness, which consists of substantially all of ABT's assets, except real estate. See "MD&A."

     Current Need for Additional Capital.
     -----------------------------------

     Our capital requirements have been and are expected to remain significant. We will need additional capital to fund operations until we achieve and sustain profitability. If we are unable to obtain additional capital, we will be unable to continue to grow. Our capital requirements depend on many factors. These factors include the timing and cost of future acquisitions, if any, the time and cost involved in integrating our acquired companies, recent weaknesses in the agricultural economy and our success at expanding existing operations. We may need to seek additional capital and/or an increase in or an alternative to the revolving credit facility to finance increased operating or integration needs, or cutback operations resulting from, among other things, unexpected changes in seasonality or weather patterns, or if our integration plans are more costly than anticipated. See "MD&A."

     Dependence on Key Personnel.
     ---------------------------

     Our success depends in large part on the efforts, abilities and expertise of our executive officers. The founders of ABT are no longer members of senior management and the new management structure consisting of a Chief Executive Officer, a President/Chief Operating Officer, two Executive Vice-Presidents, and a Senior Vice-President is completely responsible for implementing ABT's integration efforts and restructuring. The loss of any of these key personnel could have a material adverse effect on our business, financial condition and results of operations. Along with our integration efforts, we are hiring qualified marketing, financial, management information system, and other technical personnel, upon whom our prospects depend. Competition for qualified personnel is intense and there can be no assurance that we will be successful in attracting or retaining such personnel. See "Management" in the 1998 Form 10-K.

     Operating Results May Fluctuate Due To Cyclical Nature of Agricultural
     ----------------------------------------------------------------------
     Products and Weather Patterns.
     -----------------------------

     Most agricultural products, including forage and turfgrass seed, are commodities that are subject to wide fluctuations in price based on supply and demand. This could result in large fluctuations in our results of operations between quarters. Demand for seed by farmers is determined by the general farm economy. In addition, a variety of nature's adversities affect the production of seed. For example, drought, wind, hail, disease, insects, early frost and numerous other forces could adversely affect the growing of seed in any growing season. Furthermore, ABT's ability to package and deliver needed seed inventory is dependant, in part, on weather in the regions where seed is grown. Likewise, actual customer orders and purchases are partially dependant on the weather where the seeds are to be planted. See "MD&A--Seasonality of Business and Quarterly Comparisons" in the 1998 Form 10-K.

     Seasonal Fluctuations of Quarterly Results.
     ------------------------------------------

     Our sales are subject to wide seasonal fluctuations that reflect the typical purchasing and growing patterns for forage crops and turfgrass. Results of operations from quarter to quarter do not necessarily reflect the results that may be expected for any other interim period, or for the entire year. Also, because the purchasing and growing patterns are different for forage and turfgrass seeds, our sales are affected by the breakdown of our product mix. In addition, weather affects commodity prices, seed yields and planting decisions by farmers. See "MD&A--Seasonality of Business and Quarterly Comparisons" in the 1998 Form 10-K.

     Costs of Complying with Department of Agriculture, Food and Drug
     ----------------------------------------------------------------
     Administration, Environmental Protection Agency and Various State
     -----------------------------------------------------------------
     Government Regulations.
     ----------------------

     Our operations are directly and indirectly subject to various Federal and state environmental controls and regulations. If existing environmental regulations are changed, or additional laws or regulations are passed, the cost of complying with those laws may be substantial. We believe that we are in substantial compliance with existing environmental regulations. However, these regulations may be changed with retroactive effect and new laws or regulations may be passed at any time.

     The United States Department of Agriculture, the Food and Drug Administration, the Environmental Protection Agency, and various state agencies regulate the development of seed of genetically altered plants. The regulatory agencies that administer existing or future regulations or legislation may not allow us to produce and market genetically engineered seed. Even if we are legally permitted to produce and market genetically engineered seed, existing or future regulations and legislation may prevent us from doing so in a timely manner or under technically or commercially feasible conditions. See "Description of Business-Government Regulation" in the 1998 Form 10-K.

     Adverse Effect of Potential Future Sales of Common Stock.
     --------------------------------------------------------

     As of September 13, 1999, we had 48,921,281 shares of common stock issued and outstanding. Of these shares, approximately 6,640,000 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act. It is possible that the sale of these restricted shares, or even the potential for these sales, may have a depressive effect on the price of our common stock in the public trading market. Any depressive effect could impair our ability to raise additional equity capital. All but approximately 1,000,000 of these restricted shares, which are currently available for resale under Rule 144, have been registered for resale under the Securities Act. We also have approximately
9.1 million shares of common stock available for issuance without restriction upon exercise of outstanding options and 3.2 million shares of common stock available for issuance without restriction upon exercise of outstanding warrants. We cannot predict what effect sales of these shares may have on the existing market price of our common stock.

     Holders of restricted securities must satisfy the prospectus delivery and other requirements of the Securities Act prior to making any sales of the shares, unless the sales are made in accordance with the provisions of Rule 144. Under Rule 144, if we are in compliance with various public information requirements, holders of restricted securities that have held those securities for at least one year may sell limited amounts of those securities. Rule 144 also permits non-affiliates to sell restricted securities free of any volume limitations if those securities have been held for at least two years.

     Public Market Risks; Volatility of ABT Securities Prices.
     --------------------------------------------------------

     The market price for our securities has been and may continue to be very volatile. Factors such as our financial results, financing efforts, changes in earnings estimates by analysts, litigation, conditions in our business and various factors affecting the agriculture industry generally may have a significant impact on the market price of our securities. If, in some future quarter, our operating results are below the expectations of analysts, which has occurred in the past, the price of our securities may be materially adversely affected. These factors and general economic and market trends may adversely affect the price of our securities. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility. During this period the market prices for many companies, particularly small and emerging growth companies like ours, have experienced wide price fluctuations and volatility that have not necessarily been related to the operating performance of those companies. Our operating results are also tracked by professional analysts. See "Market for Common Equity and Related Stockholder Matters" in the 1998 Form 10-K.

     Management Information Systems and the Year 2000 Risks.
     ------------------------------------------------------

     As of August 1, 1999 all of the Company's domestic information systems were Year 2000 ready. Domestic operations constitute approximately 96.4% of the Company's annual revenue. This was in large part accomplished by migrating approximately 86.5% of domestic operations to an Enterprise Resource Planning ("ERP") information system and the remaining 13.5% will continue on an existing system that is Year 2000 ready. ABT is in the process of integrating its Canadian operations into its ERP information system and has contracted for software, hardware and consulting services to implement this integration by October 1999. The ABT's operations in Mexico will be converted to an independent Year 2000 platform by November 1999. The conversion of these international operations will complete our internal Year 2000 information systems readiness project. The cost of this implementation is not expected to exceed $8.5 million, which amount includes internal costs for personnel, training, supplies, travel and equipment. At June 30, 1999, ABT had incurred approximately $8.2 million of these costs. The implementation costs are funded through operations, the credit facilities described above, and approximately $875,000 of financing provided by one of the vendors.

     The ERP and related network and hardware systems are designed to be Year 2000 compliant. Local area networks, desktop hardware, and desktop operating systems for domestic operations are Year 2000 ready. International operations are planned to be Year 2000 ready by November 1999 as a result of the system integration and migration.

     ABT believes that it has allocated adequate resources to ensure that all information systems are Year 2000 ready. ABT expects its Year 2000 program to be successfully completed on a timely basis prior to January 1, 2000. However, there can be no assurance that this will be accomplished. In the event any operating units remain Year 2000 non-compliant in late 1999, ABT's contingency plan is twofold. First, ABT has identified reparation for existing software that is available as an upgrade, patch, or software replacement (data field masks, editing date related computations, or as a temporary workaround). Secondly, ABT has identified the potential to encapsulate data information as a temporary measure until the software or systems can be replaced. In the worst case scenario, ABT can resort at the operating unit level to simple desktop accounting packages that are Year 2000 compliant. ABT estimates that the overall risk to its operations as a result of non-compliance with Year 2000 for its existing systems in a worst case scenario to be less than $100,000. However, there can be no assurance that this estimate is the absolute maximum.

     The ability of third parties with which ABT transacts business to adequately address their Year 2000 issues is outside of ABT's control. ABT has taken steps to confirm that the systems of its suppliers and customers are Year 2000 compliant and to determine whether the nature of any noncompliance would have a material adverse effect on ABT's business, financial condition and results of operations. ABT had previously identified what it considered major customers and vendors. Each identified company was sent a survey concerning Y2K compliance. Non respondents were sent a second survey and/or were contacted directly. Responses from all critical vendors have been received but 28 customers and 66 other vendors have not responded to our inquiries. ABT believes that these vendor and customers will not have a material adverse impact on ABT's operations if they are not Y2K compliant. Year 2000 Readiness Statements are on file for all survey respondents. ABT anticipates the process for obtaining readiness statements for the remainder of its major customers and suppliers will be complete no later than November 1999. The responses received have not indicated any instances of noncompliance with Year 2000 that would cause significant problems to ABT.

     There can be no assurance that the failure of ABT or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on ABT's business, financial condition, cash flows and results of operations.

     Forward Looking Statements.
     --------------------------

     You should also be aware that this prospectus supplement contains forward-looking statements. Forward looking statements discuss future expectations, contain projections of results of operations or financial condition, and general business prospects. Words such as "expects," "may," "will," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. The forward-looking statements in this prospectus supplement reflect the good faith judgment of our management. However, forward-looking statements can only be based on facts and factors currently known. Consequently, they are not a guarantee of future performance and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. The risks and uncertainties that could cause or contribute to a different result or outcome include without limitation, total acres of turfgrass and forage planted, customer purchases, deliveries and payments for ABT products, competitive pricing, weather, effective management of the integration process and cost reductions  at  ABT,  ability  of  ABT to  successfully  transition  to the  new information systems throughout its operations, customer response to the integration, overall financial condition and asset status of ABT, relationships with and perceptions of potential lenders and investors, ability to obtain capital, litigation and other factors as detailed from time to time in ABT's SEC filings. You should carefully consider the risk factors described above together with all of the other information included or incorporated by reference in this prospectus supplement before you decide to purchase shares of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

     ABT is subject to the information requirements of the Securities Exchange Act of 1934. In accordance with the Securities Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document we file at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Northeast Regional Office at Seven World Trade Center, New York, New York 10048, and at the Midwest Regional Office at 500 West Madison Street, Chicago, Illinois 60611-2511. You may also purchase copies of our SEC filings, by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 or on the SEC's Worldwide Web site at http://www.sec.gov.

     This prospectus supplement is part of a registration statement on Form S-4 that we have filed with the SEC. The SEC allows us to "incorporate by reference" information that we file with them. This means that we can disclose important information to you by referring you to other documents that we have filed with the SEC. The information that is incorporated by reference is considered part of this prospectus supplement, and information that we file later will automatically update and may supersede this information. For further information about ABT and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference.

     . Our 1998 Form 10-K for the fiscal year ended June 30, 1998, amended on January 29, 1999 and March 31, 1999

     .    Our Quarterly Reports as follows:

          -    Form 10-QSB for March 31, 1996, amended on July 12, 1996
          -    Form 10-Q for September 30, 1998
          -    Form 10-Q for December 31, 1998
          -    Form 10-Q for March 31, 1999

     .    Our Current Reports on Form 8-K that we filed since July 1, 1998:

          - Dated October 30, 1996 and filed on November 12, 1996, and amended on January 13, 1997, February 17, 1998 and August 11, 1998
          - Dated June 23, 1998 and filed on July 8, 1998, and amended on August 28, 1998
          - Dated August 28, 1998 and filed on September 11, 1998, and amended on November 12, 1998 and January 29, 1999
          - Amendment filed August 27, 1998 to report dated August 22, 1997 and filed on September 8, 1997
          - Dated January 6, 1998 and filed on January 16, 1998, and amended on March 10, 1998, March 30, 1998, August 11, 1998 and March 23, 1999
          - Dated January 9, 1998 and filed on January 20, 1998, and amended on March 10, 1998, March 30, 1998 and August 11, 1998
          - Dated January 26, 1998 and filed on March 10, 1998, and amended on March 30, 1998, August 11, 1998 and September 4, 1998
          - Amendment filed on August 28, 1998 to report dated October 22, 1997 and filed on November 6, 1997
          -    Dated June 30, 1998 and filed on October 26, 1998
          -    Dated December 30, 1998 and filed on January 11, 1999
          -    Dated January 22, 1999 and filed on January 27, 1999
          -    Dated January 22, 1999 and filed on February 5, 1999
          -    Dated May 28, 1999 and filed on June 1, 1999
          -    Dated June 7, 1999 and filed on June 9, 1999

     . The description of our Common Stock, $.001 par value, in our registration statement on Form 8-A (File No. 0-19352), filed July 11, 1995, pursuant to Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such information

     . Our Proxy Statement dated January 11, 1999 as amended on February 8, 1999, for our Annual Meeting held on February 22, 1999 and

     . All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all the securities remaining unsold.

     You may request a copy of all documents that are incorporated by reference in this prospectus supplement by writing or telephoning us at the following address: AgriBioTech, Inc., Attention: Chief Financial Officer, 120 Corporate Park Drive, Henderson, NV 89014; telephone number (702) 566-2440. We will provide copies of all documents requested (not including the exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus supplement) without charge.

     ABT has not authorized any person to give any information or to make any representations in connection with sales of the shares by the selling stockholders other than those contained in this prospectus supplement. You should not rely on any information or representations in connection with sales by selling stockholders other than the information or representations in this prospectus supplement. The information in this prospectus supplement is correct as of the date of this prospectus supplement. You should not assume that there has been no change in the affairs of ABT since the date of this prospectus supplement or that the information contained in this prospectus supplement is correct as of any time after its date. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy shares in any circumstances in which such an offer or solicitation is unlawful.

                                USE OF PROCEEDS

     This prospectus supplement relates to additional shares issued to Thomas K. Hodges, Halina K. Hodges and Bill L. Rose, L.L.C. in connection with our acquisition of HybriGene, LLC. We will not receive any additional cash consideration from the issuance of these shares.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We currently intend to retain any earnings for use in the operation and expansion of our business and do not anticipate paying any dividends on the common stock for the foreseeable future. Our revolving credit facility prohibits the payment of cash dividends without the lenders' approval.

                           PRICE RANGE OF COMMON STOCK

     Our common stock has traded on the Nasdaq National Market since February 14, 1997, under the symbol "ABTX."

     The following table sets forth the high and low closing prices for the common stock for each quarter in Fiscal 1997 and Fiscal 1998, on the Nasdaq SmallCap Market until February 13, 1997 and on the Nasdaq National Market thereafter.


                                                    HIGH       LOW
                                                  --------   --------
     FISCAL 1997
        July 1, 1996-September 30, 1996........   $ 4 1/16   $ 2 5/32
        October 1, 1996-December 31, 1996......   $ 2 3/16   $ 2 1/32
        January 1, 1997-March 31, 1997.........   $ 3 3/8    $ 2 1/16
        April 1, 1997-June 30, 1997............   $ 6 15/16  $ 2 15/32
     FISCAL 1998
        July 1, 1997-September 30, 1997........   $10 1/2    $ 6 1/32
        October 1, 1997-December 31, 1997......   $17 1/16   $ 9
        January 1, 1998-March 31, 1998.........   $19 3/32   $13 7/16
        April 1, 1998-June 30, 1998............   $29        $13 3/4
     FISCAL 1999
        July 1, 1998-September 30, 1998........   $25 3/4    $ 8 1/8
        October 1, 1998-December 31, 1998......   $17 13/16  $ 8 15/16
        January 1, 1999-March 31, 1999.........   $16 11/16  $ 3 3/4
        April 1, 1999-June 30, 1999............   $ 7 29/32  $ 5 1/8
     FISCAL 2000
        July 1, 1999-September 23, 1999........   $ 6 1/8    $ 3 21/32

     As of August 31, 1999, the Company had 488 record holders of its common stock and reasonably believes based on information from shareholder mailing services, that there are in excess of 20,000 beneficial holders of its common stock.

                               RECENT DEVELOPMENTS

OPERATIONS

     In addition to the restructuring and other non-recurring special charges, discussed under "Risk Factors" ABT will also incur additional bad debt and inventory reserves in the forth quarter of FY1999 associated with the Chapter 11 bankruptcy filing by a major customer (Hechinger Co.) and inventory redundancy relating to integration and product line consolidation. These additional reserves will not be included in the special charges. ABT will also recognize an extraordinary loss on the previously announced early redemption in May 1999 of convertible subordinated debt.

MANAGEMENT

     ABT determined that since it had achieved a leadership position in the forage and turfgrass seed sector, it was appropriate to change the makeup of its Board of Directors to reflect the need to shift to a focus on integration and operations. John C. Francis and Scott J. Loomis, members of the founder management team, resigned as vice presidents of the Company and from the Board of Directors effective February 1, 1999. The Board of Directors elected Randy Ingram and Thomas B. Rice, officers of ABT, as directors and both were re-elected directors at the February 22, 1999 annual meeting. In addition, Dr. Johnny R. Thomas, a member of the founding management team and former Chairman and CEO, resigned as a member of the Board and as an executive officer of ABT, effective February 26, 1999. On March 24, 1999, ABT announced that Kent Schulze resigned as a member of the Board and as an executive officer.

     On March 16, 1999, James W. Johnston joined ABT's Board of Directors as an outside director. Mr. Johnston, age 52, is President and Chief Executive Officer of Stonemarker Enterprises, Inc., a consulting and investment company. He previously served as Vice Chairman of RJR Nabisco, Inc., a holding company, from 1995 to 1996. From 1989 to 1996, he also served as Chairman of R.J. Reynolds Tobacco Co., and was Chief Executive Officer of that company until 1995. Mr. Johnston was named a Director of RJR Nabisco Holdings Corp. in 1992 and Chairman of R.J. Reynolds Tobacco International Inc. in 1993. He retired from R.J. Reynolds in July 1996. Mr. Johnston began his business career with Ford Motor Co. In addition to Ford, he has held senior management positions at various subsidiaries of Northwest Industries, Inc. and Citibank N.A. Mr. Johnston serves on various boards, including the Sealy Corporation and various non-profit organizations.

     On June 15, 1999, Mr. L. Glenn Orr, Jr. joined ABT's Board of Directors as an outside director. Mr. Orr, age 59, is currently Chairman, President & CEO of Orr Management Company, an investment banking firm located in Winston-Salem, NC. Earlier in his career, Mr. Orr spent 30 years in the banking industry in the southeast U.S. He is Chairman Emeritus of BB&T Corporation (formerly Southern National Corporation), and formerly served BB&T Corporation as Chairman, CEO and President. Mr. Orr was instrumental in successfully completing the merger of equals between Southern National Corporation and BB&T. Mr. Orr serves on the Board of Directors of seven companies, including three other publicly traded companies, as well as serves on numerous non-profit boards, including service as a Trustee of Wake Forest University and as a member of the North Carolina Economic Development Commission.

     ABT is continuing its search for additional outside directors to add to the Board.

     ABT recently put into place a new senior management structure to lead the post-integration ABT. This change is appropriate since the integration plan has been developed and implementation is nearing completion. In addition to Richard Budd, the senior executives are: Kenneth Budd, President and Chief Operating Officer; Dr. Thomas B. Rice, Executive Vice President, Director of Research; Randy Ingram, Executive Vice President, Chief Financial Officer; and Douglas Fisher, Senior Vice President, General Counsel, Secretary and Director of Business Services.

LEGAL PROCEEDINGS

     On June 7, 1999, ABT and Helena Chemical Company announced that the lawsuit previously brought by Helena against ABT has been voluntarily dismissed without prejudice. The lawsuit, filed in Federal District Court in Memphis, Tennessee on January 7, 1999, arose out of the failure to close the planned purchase by ABT of that portion of Helena's AgriPro agricultural seed operations that included alfalfa, clover and sorghum.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED

     ABT's authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK

     We are authorized to issue 100,000,000 shares of our common stock, $.001 par value per share, of which 48,921,281 shares were issued and outstanding as of September 13, 1999. All of the outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There are no preemptive, subscription, conversion or redemption rights pertaining to our common stock. Holders of shares of our common stock are entitled to receive dividends as they are declared on common stock by the Board of Directors out of funds legally available therefor and to share ratably in the assets available upon liquidation subject to rights of creditors and any shares of preferred stock. The holders of shares of our common stock do not have the right to cumulate their votes in the election of directors and, accordingly the holders of more than 50% of all the our common stock outstanding are able to elect all directors.

PREFERRED STOCK

     ABT is authorized to issue 10,000,000 shares of preferred stock, $.001 par value per share. As of the date hereof, we had no shares of preferred stock issued and outstanding.

     The preferred stock may be divided by the Board of Directors from time to time into one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions, if any) and liquidation preferences, of any series of preferred stock and to fix the number of shares of any series without any further vote or action by stockholders. At present, we have no plans, proposals, commitments or arrangements to issue any shares of preferred stock. Our Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights, and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. Although the preferred stock may be used for any lawful purpose, we have agreed not to use it as an anti-takeover device that could be utilized as a method of discouraging, delaying or preventing a change in control of the company without the approval of our stockholders.

WARRANTS

     On December 30, 1998 and January 5, 1999, we issued 1,703,000 warrants to purchase shares of our common stock. These warrants were issued along with our 5% convertible debentures to six qualified institutional buyers and accredited investors in private placements. These warrants were purchased for $1.00 and are exercisable at $15.00 per share for three years commencing on their issue dates. The warrants are subject to mandatory conversion on five prior business days notice if the closing sale price of our common stock exceeds $25 per share for 20 trading days out of any 30 consecutive trading days ending within l5 days of our mailing notice of the conversion, provided there is a current prospectus covering the underlying common stock. The shares of ABT common stock issuable upon exercise of the warrants have been registered for resale under a separate registration statement. The holders of the warrants and ABT have agreed not to exercise warrants if the holder would then own in excess of 4.9% of ABT outstanding common stock following the exercise of the warrant.

     On December 4, 1998, we issued 600,000 warrants to purchase our common stock to three qualified institutional buyers and accredited investors in private placements of units. Each unit was sold for $13.50 and consisted of one share of common stock and one warrant. The warrants are exercisable at a price of $15.00 per share for three years commencing on their date of issuance. The warrants are subject to mandatory conversion on five prior business days notice if the closing sale price of our common stock exceeds $25.00 per share for 20 trading days out of any 30 consecutive trading days ending within 15 days of our mailing notice of the conversion. The shares of common stock issuable upon exercise of the warrants have been registered for resale under a separate registration statement.

     On August 28, 1998, we issued 886,410 warrants to purchase our common stock to five qualified institutional buyers and accredited investors in private placements. The warrants were sold for $2.00 per Warrant and are exercisable at $12.00 per share for three years commencing on their date of issuance. The warrants are subject to redemption at $.01 per warrant on five prior business days' notice if the closing sale price of the Company's common stock exceeds $19.50 per share for 20 trading days out of any 30 consecutive trading day period ending within 15 days of our mailing notice of the conversion and the holder fails to exercise the warrant. As of the date of this prospectus supplement, 556,410 of these warrants have been tendered back to us with the exercise price in exchange for shares of common stock registered as part of our Universal Shelf Registration Statement (No. 333-61127.) The remaining 330,000 shares of common stock issuable upon exercise of the warrants have been registered for resale under a separate registration statement.

     On May 4, 1998 and May 13, 1998, respectively, we issued 241,600 warrants and 344,900 redeemable warrants to purchase shares of our common stock. These warrants were issued to six qualified institutional buyers and accredited investors in private placements of units. Each unit was sold for $29.00 and consisted of two shares of common stock and one warrant. These warrants are exercisable at a price of $17.50 per share for three years commencing on their respective dates of issuance. The redeemable warrants are subject to redemption at $.01 per warrant on five prior business days' notice if the closing sale price of our common stock exceeds $25.00 per share for 15 consecutive trading days and the Company notifies the holder it intends to force a mandatory conversion of the warrants and the holder fails to exercise the warrant. The shares of common stock issuable upon exercise of these warrants have been registered for resale under a separate registration statement.

     We have the right to reduce the exercise price and/or extend the exercise period at its discretion, and/or make other inducements to warrant holders to encourage early exercise of warrants.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for our common stock is Corporate Stock Transfer, Inc., Denver, Colorado.

                              PLAN OF DISTRIBUTION

     All of the shares being offered by this prospectus supplement are being issued by ABT to Thomas K. Hodges and Halina K. Hodges and Bill L. Rose, L.L.C. under a stock purchase agreement dated January 22, 1999. The shares have been registered on ABT's Registration Statement on Form S-4 (No. 333-61097) of which this prospectus supplement forms a part. Pursuant to the terms of the stock purchase agreement, we will pay all expenses incident to this issuance.

                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the shares offered hereby has been passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. owns 43,823 shares of our common stock, and individual members of the firm own additional shares of common stock.

                                    EXPERTS

     The consolidated financial statements and schedule of AgriBioTech, Inc. as of June 30, 1998 and 1997 and for each of the years in the three-year period ended June 30, 1998 are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Beachley Hardy Seed Company as of December 31, 1995 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Germain's Inc. and W-L Research, Inc. as of September 30, 1995 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Seed Corporation of America, Inc. and Green Seed Company Limited Partnership as of December 31, 1997 and 1996 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Lofts Seed, Inc. as of November 30, 1997 and December 31, 1996 and for the eleven-month period ended November 30, 1997 and the six-month period ended December 31, 1996 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Lofts Seeds, Inc. as of June 30, 1996 and 1995 and for the years then ended have been incorporated by reference herein in reliance upon the report of Amper, Politziner & Mattia, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Budd Seed, Inc. as of November 30, 1997 and December 31, 1996 and 1995 and for the ten-month period ended November 30, 1997 and the years ended December 31, 1996 and 1995 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statement of Willamette Seed Co. as of June 30, 1997 and 1996 and for the years then ended have been incorporated by reference herein in reliance on the report of Price, Koontz & Davies, P.C., independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Allied Seed Company, Inc. (a division of Agway, Inc.) as of June 30, 1998 and 1997 and for the years then ended are incorporated by reference in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial Statements of Oseco Inc. as of June 30, 1998 and for the year then ended are incorporated by reference in reliance on the report of KPMG LLP Chartered Accountants incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial Statements of HybriGene LLC, as of December 31, 1998 and for the year then ended are incorporated by reference in reliance on the report of Huth Thompson LLC incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of SeedBiotics, L.L.C., as of December 31, 1998 and for the year then ended are incorporated by reference in reliance on the report of Ripley Doorn & Company, P.L.L.C. incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.